EXHIBIT 11


                                V-ONE CORPORATION

                        COMPUTATION OF NET LOSS PER SHARE


                                For the Three    For the Three    For the Nine      For the Nine
                                 Months Ended    Months Ended     Months Ended      Months Ended
                                September 30,    September 30,    September 30,     September 30,
                                    1997             1996             1997              1996
                                 (unaudited)      (unaudited)      (unaudited)       (unaudited)
                                -------------    -------------    --------------    -------------
Net loss                          $  (433,643)     $  (977,514)     $ (4,454,353)     $(5,365,578)
                                  ===========      ===========      ============      ===========

Weighted average number of
common shares outstanding          12,956,924        8,644,232        12,806,831        8,547,223
                                  ===========      ===========      ============      ===========

Net loss per common share and
common share equivalent           $     (0.03)     $     (0.11)     $      (0.35)     $     (0.63)
                                  ===========      ===========      ============      ===========

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1.   All common share amounts have been restated to reflect a 2 for 3 reverse stock split effected on July 3, 1996.

2.   In accordance with the Securities and Exchange Commission Staff Accounting
     Bulletin No. 83 ("SAB No. 83"), all common and common equivalent shares and other potentially dilutive instruments (including stock options and the redeemable convertible preferred stock) issued during the twelve month period prior to the initial filing date in June 1996 of the Registration
     Statement on Form S-1 relating to the Company's initial public offering
     ("IPO") have been included in the calculation as if they were outstanding for all periods presented prior to the IPO, even if the common equivalent shares were anti-dilutive. The common equivalent shares for stock options were determined using the treasury stock method at the offering price of $5.00 per share. The redeemable convertible preferred stock was included on an as-if-converted basis in accordance with SAB No. 83.

3. Fully diluted net loss per share is the same as primary net loss per share.

4. Common stock equivalents have only been included when the effect of their inclusion would be dilutive in all other periods not applicable to SAB No.
    83.